EXHIBIT 2.1



				  ASSET PURCHASE AGREEMENT

					  BY AND AMONG

				   SRM AGGREGATES, INC.,
			  	BRADLEY STONE & SAND, INC.,
				   BHY READY MIX, INC.,
				    DEKALB STONE, INC.,
			      MULBERRY ROCK CORPORATION,
				 BAMA CRUSHED CORPORATION,
			      GROVE MATERIALS CORPORATION

						and

				    U.S. AGGREGATES, INC.

						 AND

 			      FLORIDA ROCK INDUSTRIES, INC.




				 DATED AS OF JULY 11, 2001


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					   Table of Contents

									    Page
				           ARTICLE I

					 BASIC TRANSACTION

1.1	Purchase and Sale of Assets					1
1.2	Excluded Assets							2
1.3	Assumption of Liabilities					3
1.4	Excluded Liabilities						4
1.5	Nonassignable Contracts						5
1.6	Purchase Price for Acquired Assets				6
1.7	Closing Transactions						8

						ARTICLE II

					CONDITIONS TO CLOSING

2.1	Conditions to Buyer's Obligations				9
2.2	Conditions to Sellers' Obligations				11


  					   ARTICLE III

				COVENANTS PRIOR TO CLOSING

3.1	Affirmative Covenants of Sellers				13
3.2	Negative Covenants of Sellers					14
3.3	Shareholders' Meeting; Proxy Material			14

					   ARTICLE IV

				      COVENANTS OF BUYER

4.1	Access to Books and Records					15
4.2	Notification							15
4.3	[Intentionally Omitted.]					15
4.4	Regulatory Filings						15
4.5	Conditions								15
4.6	Contact with Customers and Suppliers			15

					 Table of Contents
					   (continued)

									     Page
						ARTICLE V

				 REPRESENTATIONS AND WARRANTIES

5.1	Organization and Corporate Power				16
5.2	Authorization of Transactions					16
5.3	[Intentionally Omitted.]					16
5.4	[Intentionally Omitted.]					17
5.5	Subsidiaries							17
5.6	Absence of Conflicts						17
5.7	Financial Statements						17
5.7A	Books and Records							18
5.8	Absence of Certain Developments				18
5.9	Real Property							19
5.9A	Equipment Leases							20
5.10	Title to Personal Property					21
5.11	Taxes									21
5.12	Contracts and Commitments					22
5.13	Intellectual Property						23
5.14	Litigation; Proceedings						23
5.15	Brokerage								23
5.16	Governmental Licenses and Permits				23
5.17	Employee Matters							24
5.18	Affiliate Transactions						24
5.19	Compliance with Laws						24
5.20	Environmental Matters						25
5.21	Disclosure								25
5.22	Undisclosed Liabilities						26

						ARTICLE VI

			   REPRESENTATIONS AND WARRANTIES OF BUYER

6.1	Corporate Organization and Power				26
6.2	Authorization							26
6.3	Absence of Conflicts						27
6.4	Litigation								27
6.5	[Intentionally Omitted.]					27
6.6	Brokers' Fees							27
6.7	Financing								27

					   Table of Contents
					     (Continued)
									     Page


						ARTICLE VII

						TERMINATION

7.1	Termination								27
7.2	Effect of Termination						28
7.3	Termination Fee							28

					    ARTICLE VIII

				INDEMNIFICATION AND RELATED MATTERS

8.1	Survival								29
8.2	Indemnification							29
8.3	Exclusive Remedy							31
8.4	Disclosure Generally						32
8.5	Acknowledgment by Buyer						32
8.6	Arbitration Procedures						32
						ARTICLE IX

					ADDITIONAL AGREEMENTS

9.1	Tax Matters								34
9.2	Employee and Employee Benefit Matters			35
9.3	Press Releases and Announcements				35
9.4	Further Transfers							35
9.5	Investigation and Confidentiality				35
9.6	Expenses								36
9.7	Exclusivity								37
9.8	Books and Records							37

					     ARTICLE X

					   MISCELLANEOUS

10.1	Amendment and Waiver						37
10.2	Notices								38
10.3	Binding Agreement; Assignment					39
10.4	Severability							39
10.5	No Strict Construction						39
10.6	Captions								39



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


  					  Table of Contents
						(Continued)

									     Page

10.7	Entire Agreement							39
10.8	Counterparts							39
10.9	Governing Law							39
10.10 Parties in Interest						39
10.11 Knowledge								40
10.12 Time for Acceptance						40

				   ASSET PURCHASE AGREEMENT

	This ASSET PURCHASE AGREEMENT (this "Agreement") is made as of July 11, 2001 by and among SRM AGGREGATES, INC., an Alabama corporation, BRADLEY STONE & SAND, INC., a Tennessee corporation, BHY READY MIX, INC., a Tennessee corporation,
DEKALB STONE, INC., a Georgia corporation, MULBERRY ROCK CORPORATION, a Georgia corporation, BAMA CRUSHED CORPORATION, an Alabama corporation, GROVE MATERIALS CORPORATION, a Georgia corporation (each individually a "Seller" and collectively "Sellers"), and U.S. AGGREGATES, INC., a Delaware corporation ("Parent"), and FLORIDA ROCK INDUSTRIES, INC., a Florida corporation ("Buyer").

	Sellers are engaged in the business of producing ready mix concrete and aggregates consisting of crushed stone, sand and gravel at the below-described Facilities (the "Business").

	Subject to the terms and conditions set forth in this Agreement, Sellers desire to sell to Buyer, and Buyer desires to acquire from Sellers, all of the assets of the Business (other than the Excluded Assets (as that term is defined in Section 1.2 below)), and Sellers desire to assign to Buyer, and Buyer desires to assume from Sellers, certain of the liabilities of the Business.

	NOW, THEREFORE, in consideration of the premises and mutual promises herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows

						ARTICLE I

					 BASIC TRANSACTION

	1.1 	Purchase and Sale of Assets.  On and subject to
the terms and conditions of this Agreement, at the Closing (as hereinafter defined), Buyer shall purchase from Sellers, and Sellers shall sell, transfer, convey and deliver to Buyer, all right, title and interest of Sellers in and to all of their assets and property (other than the Excluded Assets) to the extent related to the Business (the "Acquired Assets"), including, without limitation:

		(a) all cash, cash equivalents and marketable securities;

		(b) all accounts, notes and other receivables to the extent relating to the Business;

		(c) all raw materials and supplies, manufactured and purchased parts, work-in-process, finished goods and other items of inventory relating to the Business;

		(d) all machinery, equipment, furniture, fixtures, leasehold improvements, vehicles, tooling, molds, dies and other tangible personal property located at the



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below-described Facilities and owned by any of the Sellers, including without limitation the tangible personal property listed on Schedule 1.1(c) attached hereto;

		(e) all fee, leasehold and other interests in real property set forth on the Owned Real Property Schedule (as defined in Section 5.9) and the Leased Real Property Schedule (as defined in Section 5.9) (collectively, the "Facilities") attached hereto;

		(f) all Intellectual Property (as hereinafter defined), trade secrets, know-how, technology, designs, formulae and other similar intangible assets, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the laws of all jurisdictions, in each case, relating solely to the Business;

		(g) all agreements, contracts, leases, licenses, commitments, purchase orders and other similar arrangements (x) referenced on the Contracts Schedule (as defined in Section 5.12) and (y) not referenced on the Contracts Schedule due solely to the specific dollar threshold contained in Section
5.12 below;

		(h) all prepayments, deposits and prepaid expenses relating to the Business to the extent any benefit therefrom inures to Buyer after the Closing;

		(i) all claims, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment of any kind to the extent relating to the Business (other than those related to the Excluded Assets or Excluded Liabilities), including all claims of Sellers with respect to prospective sites to be acquired for the Business;

		(j) all franchises, approvals, permits,
licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies relating solely to the Business to the extent transferable; and

		(k) all books, records, ledgers, files,
documents, correspondence, lists, drawings, and specifications, advertising and promotional materials, studies, reports, and other printed or written materials to the extent relating to the Business.

	1.2 	Excluded Assets.  Notwithstanding the foregoing
provisions of Section 1.1 above, the Acquired Assets shall not include any of the following assets and property of Sellers (the
"Excluded Assets"), which shall not be conveyed to Buyer:

		(a) [Intentionally omitted.]

		(b) Sellers' insurance policies and rights thereunder;

		(c) Sellers' corporate charters and bylaws, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance, and existence of Sellers as corporations;



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		(d) all claims, deposits, prepayments, refunds,
causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment with respect to any Excluded Asset or a Excluded Liability (including, without limitation, with respect to insurance policies and Income Taxes);

		(e) all rights of Sellers arising under this Agreement and under any other agreement between Buyer and Sellers entered into in connection with this Agreement;

		(f) any equity interest in Sellers;

		(g) any asset of the Business that is consumed, sold or disposed of in the ordinary course of business prior to the Closing Date; and

		(h) any "employee benefit plan," any "employee welfare benefit plan" and any "employee pension benefit plan" of the Sellers (as that term is defined in Sections 3(1), 3(2) and 3(3) of ERISA).

	1.3 	Assumption of Liabilities.  On and subject to the
terms and conditions of this Agreement, at the Closing, Buyer
(or such wholly-owned subsidiaries of Buyer as the Buyer may identify prior to the Closing Date) shall expressly assume each of the following liabilities and obligations, whether or not accrued, whether arising before, on or after the Closing Date, regardless of when asserted (the "Assumed Liabilities"), but not including Excluded Liabilities, in each case, to the extent relating to the Business:

		(a) all accounts payable to the extent set forth on the Closing Balance Sheet (as that term is defined in Section
1.6(c)(ii) below) (the "Accounts Payable");

		(b) all current liabilities and expenses to the extent set forth on the Closing Balance Sheet;

		(c) all obligations and liabilities of the Sellers under the agreements, contracts, leases, licenses, commitments, purchase orders and other similar arrangements (x) referenced on the Contracts Schedule, or (y) not referenced on the Contract Schedule due to the specific dollar thresholds contained in Section 5.12 below (including, without limitation, the obligation to perform under such agreements, contracts, leases, licenses, commitments and other similar arrangements), to the extent such obligations and liabilities are attributable to periods from and after the Closing Date or are reflected on the Closing Balance Sheet;

		(d) all obligations and liabilities of the Sellers under the Leases (as that term is defined in Section 5.9(b)) (including, without limitation, the obligation to perform under such Leases) to the extent such obligations and liabilities are attributable to periods from and after the Closing Date or are reflected on the Closing Balance Sheet;

		(e) all obligations and liabilities for refunds, advertising, coupons, adjustments, allowances, repairs, exchanges, returns and warranty, merchantability and other claims to the extent reflected on the Closing Balance Sheet;



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

		(f) all liabilities arising under the debt obligations and leases set forth on Schedule 1.3(f) attached hereto to the extent not paid or prepaid at Closing (all liabilities described in this Section 1.3(f) that are not paid or prepaid at the Closing hereinafter collectively called the "Assumed Indebtedness"); and

		(g) all other liabilities and obligations of the Sellers relating to the Business set forth on the Schedules attached hereto (as such schedules may be amended, with the consent of the Buyer, prior to the Closing Date) to the extent such obligations and liabilities are attributable to periods from and after the Closing Date or are reflected on the Closing Balance Sheet.

	1.4 	Excluded Liabilities.  Notwithstanding anything
to the contrary contained in this Agreement or any of the schedules attached hereto, Buyer shall not assume or be liable for any obligations or liabilities of Sellers or Parent other than the Assumed Liabilities (the "Excluded Liabilities"), including without limitation the following obligations and liabilities:

		(a) any liabilities for Income Taxes (as defined below) of Parent or Sellers arising from the operation of the Business on or prior to the Closing Date;

		(b) any liability for intercompany advances from Sellers to the Business;

		(c) all liabilities to the extent relating to any Excluded Asset;

		(d) any obligation or liability of Parent or Sellers arising under this Agreement and under any other agreement between Buyer and Sellers entered into in connection with this Agreement;

		(e) all liabilities arising from or related to any claims or actions asserted against Parent and/or its Subsidiaries (as that term is defined in Section 5.5 below) by or on behalf of holders of securities of Parent in connection with the ownership of such securities;

		(f) all liabilities of Parent or the Sellers (i) arising from the offsite disposal of Hazardous Substances generated or used on or prior to the Closing Date by Sellers or any of their predecessors or (ii) arising in connection with any violation of any Environmental Requirement (as that term is defined in Section 5.20) arising from or relating to any former facility or former property of the Sellers or any of their predecessors;

		(g) except for the indebtedness and liabilities set forth in Schedule 1.3(f), all indebtedness or other obligations of Parent or the Sellers for borrowed money and all obligations of the Sellers arising under any promissory notes or capital leases (other than the Leases);

		(h) all liabilities of Parent or the Sellers arising from or related to the following lawsuit: Charles Smith, et al. v. U.S. Aggregates, Inc., et al., No. CV-2000-291, in the Circuit Court of Colbert County, Alabama;




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		(i) all liabilities of Parent or the Sellers
arising from or related to any "employee benefit plan" as that term is defined in Section 3(3) of ERISA;

		(j) all liabilities of the Sellers for all claims, costs and assessments under worker's compensation laws that are made or incurred by any of the Employees (as that term is defined in Section 5.17(a)) after the Closing Date but made with respect to injuries incurred by the Employees prior to the Closing Date; and

		(k) all liabilities of the Sellers for all "welfare benefit claims," costs and assessments under any welfare benefit plan (as defined in Section 3(1) of ERISA) which provides medical, health, disability, accident, life insurance, death, dental or other welfare benefits, including any post-employment benefits or retiree medical, health, disability, accident, life insurance or other such benefits and claims under a "cafeteria plan" as defined in Section 125(d) of the Internal Revenue Code of 1986, as amended, that are made or incurred by any of the Employees prior to the Closing Date but that are payable to any of the Employees on or after the Closing Date. For purposes of this Section 1.4, "Income Tax" shall mean any federal, state, county, local or foreign income, franchise, alternative minimum, add-on minimum or other Tax measured by net income, together with all interest, penalties or additions to Tax or other assessments imposed with respect thereto (including any transferee or secondary liability for any Income Tax and any liability with respect thereto arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined or unitary group (or being included, or required to be included, in any Tax Return relating thereto), as well as any liability under any tax sharing agreement with respect thereto)

	1.5 	Nonassignable Contracts; Minority Stock Interests.

		(a) Notwithstanding anything set forth herein to the contrary, no contracts, properties, rights or other assets of Sellers shall be deemed to be sold, transferred or assigned to Buyer pursuant to this Agreement if the attempted sale, transfer or assignment thereof to Buyer without the consent or approval of another party or governmental entity would be ineffective or would constitute a breach of contract or a violation of any law or regulation or would in any other way materially and adversely affect the rights of Sellers (or Buyer as transferee or assignee) and such consent or approval is not obtained on or prior to the Closing Date (the "Unobtained Consents"). In such case, to the extent reasonably possible:
(A) the beneficial interest in or to such contracts, properties or other assets (collectively, the "Beneficial Rights") shall in any event pass as of the Closing Date to Buyer under this Agreement, and (B) pending such consent or approval, Buyer shall assume or discharge the liabilities of Sellers under such Beneficial Rights as agent for Sellers, and Sellers shall act as Buyer's agent in receipt of any benefits, rights or interests received from the Beneficial Rights. Buyer and Sellers shall use reasonable best efforts (and bear their respective costs) without payment of any material fees, penalties or other amounts to any third party to obtain or secure any and all consents or approvals that may be necessary to effect the legal and valid sale, transfer or assignment of contracts, properties, rights or other assets underlying the Beneficial Rights. Buyer and Sellers shall make or complete such transfers as soon as reasonably practicable and cooperate with each other in any other reasonable arrangement to which the Buyer has consented and which is designed to provide for Buyer the Beneficial Rights including



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enforcement at the cost and for the account of Buyer
of any and all rights of Sellers against the other party thereto, and to provide for the discharge by Buyer of any liability under such contracts, properties or other assets.

		(b) In the event that it appears likely that on or after the Closing Date there will be any material Unobtained Consent, at the election of Buyer and upon notification by the Buyer to the Sellers, the Sellers and Parent will cause the shareholders of the Sellers (the "Contract Sellers") that are the owners or holders of the interests in or to the contracts, properties or other assets to which the Unobtained Consent relates to transfer the stock of such Contract Sellers to the Buyer for no additional consideration.

		(c) At the request of the Buyer, the portion of the stock of DeKalb Stone, Inc. owned by any of the Sellers shall be transferred to the Buyer in lieu of the Acquired Assets that are owned by DeKalb Stone, Inc.

	1.6 	Purchase Price for Acquired Assets.

		(a) Purchase Price. The aggregate purchase price to be paid to Sellers for the Acquired Assets will be equal to $150,000,000.00, less (a) $15,000,000.00 to be deposited in escrow pursuant to the terms of Section 1.6(b) below (the "Escrow Deposit"), and (b) the amount of the Assumed Indebtedness based on the payoff values set forth on Schedule 1.3(f) (the "Purchase Price"). The Purchase Price shall be adjusted pursuant to subsection (c) below.

		(b) Escrow Arrangement.  At the Closing, the
Escrow Deposit shall be deposited with an escrow agent that is mutually agreeable to the Buyer and the Sellers (the "Escrow Agent"), under an Escrow Agreement in substantially the form attached hereto as Exhibit A (the "Escrow Agreement"). The Buyer and the Sellers agree that the Escrow Deposit shall be disbursed in accordance with the Escrow Agreement and in accordance with the provisions set forth in Schedule 1.6(b) attached hereto.

		(c) Determination of Certain Purchase Price
Adjustments.

			(i) Within five (5) business days prior to the Closing Date, Sellers and Buyer shall jointly and in good faith prepare an estimate of the Closing Balance Sheet (as defined in subsection (ii) below) (the "Estimated Closing Balance Sheet") based on the Sellers' books and records and other information then available, to determine Estimated Closing Working Capital and Buyer shall be given access to such books and records and other information and the opportunity to consult with the Sellers for purposes of preparing the Estimated Closing Balance Sheet. For purposes hereof, (A) "Estimated Closing Working Capital" means the
GAAP book value of the Sellers' total cash, accounts receivable, notes receivable and inventory less the Sellers' total accounts payable and accrued expenses (other than the current portion of any intercompany accounts) (any of which amounts may be a negative number), in each case to the extent that any of such liabilities constitute Assumed Liabilities, determined from the Estimated
Closing Balance Sheet as of the Closing Date; provided, however, that if Buyer and the Sellers are unable to agree on any of the Estimated Closing Working Capital, such disputed amounts shall be determined based on the amounts set forth on the Sellers' balance sheet as of the month-ending immediately



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

prior to the Closing Date. At the Closing, the Purchase Price will be either (A) reduced by the amount $8,275,000.00 exceeds the
Estimated Closing Working Capital or (B) increased by the amount
Estimated Closing Working Capital exceeds $8,275,000.00.

			(ii) As promptly as practicable but in no event later than sixty (60) days after the Closing Date, Buyer in good faith shall prepare and will cause its auditors to audit a balance sheet of the Sellers as of the close of business on the Closing Date (the "Closing Balance Sheet") for the purpose of establishing the Actual Closing Working Capital. The Closing Balance Sheet shall be delivered by Buyer to Sellers no later than sixty (60) days after the Closing Date. For purposes hereof, "Actual Closing Working Capital" means the GAAP book value of the Sellers' total cash, accounts receivable, notes receivable and inventory less the Sellers' total accounts payable and accrued expenses (other than the current portion of any intercompany accounts) (any of which amounts may be a negative number), in each case to the extent that any of such liabilities constitute Assumed Liabilities, determined from the Closing Balance Sheet. The Closing Balance Sheet and the Estimated Closing Balance Sheet shall be prepared using the same principles and methodologies used by Sellers immediately prior to the Closing Date to the extent such principles and methodologies are in accordance with GAAP.

			(iii) If Actual Closing Working Capital
exceeds Estimated Closing Working Capital, Buyer shall, within thirty (30) days pay to Sellers the amount of such excess. If Actual Closing Working Capital is less than Estimated Closing Working Capital, Sellers shall within thirty (30) days pay to Buyer in immediately available funds the amount of such shortfall. All amounts owed pursuant to this subsection (iii) shall include interest, from the Closing Date to the date of payment, at the Prime Rate (as defined in Section 8.6(g) below) calculated on the basis of a 365-day year.

			(iv) If Sellers disagree with any item on the Closing Balance Sheet, Sellers shall notify Buyer in writing of such disagreement within thirty (30) days after Sellers' receipt thereof (such notice setting forth in reasonable detail the basis for such disagreement). Buyer shall permit Sellers access to such work papers relating to the preparation of the Closing Balance Sheet as may be reasonably necessary to permit Sellers to review in detail the manner in which the Closing Balance Sheet was prepared. Buyer and Sellers shall thereafter negotiate in good faith to resolve any such disagreements; provided, however, that Sellers or Buyer, as the case may be, shall within thirty (30) days pay to Buyer or Sellers, as the case may be, the amount determined pursuant to subsection (iii) above which is not subject to dispute, if any. If Buyer and Sellers are unable to resolve any such disagreements within thirty (30) days, Buyer and Sellers shall jointly retain KPMG Peat Marwick (the "Auditor").

			(v) Buyer and Sellers shall direct the
Auditor to render a determination within thirty (30) days of its retention and Buyer and Sellers shall use their best efforts to cause the Auditor to resolve all disagreements over individual line items as soon as possible. The Auditor shall consider only those items and amounts in the Closing Balance Sheet which Buyer and Sellers are unable to resolve. The determination of the Auditor shall be conclusive and binding upon Buyer and Sellers. The fees and expenses of the Auditor shall be borne one-half by Buyer and one-half by Sellers.



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	1.7 	Closing Transactions.

		(a) Closing. Subject to the satisfaction or waiver of the conditions contained herein, the closing of Buyer's purchase of the Acquired Assets contemplated by this Agreement (the "Closing") will take place at the offices of McGuireWoods, LLP, 50 North Laura Street, Jacksonville, Florida 32202 on August 22, 2001 or on such other date as is mutually agreeable to Buyer and Sellers. The date and time of the Closing are herein referred to as the "Closing Date."

		(b) Transfers. Subject to the terms and conditions set forth in this Agreement, the parties agree to consummate the following "Closing Transactions" on the Closing
Date:

			(i) Buyer and Sellers shall execute and
deliver the Escrow Agreement in substantially the form set forth on Exhibit A;

			(ii) Sellers shall execute and deliver to Buyer bills of sale in substantially the form attached hereto as Exhibit B, conveying the items of personal property included in the Acquired Assets;

			(iii) Sellers shall execute and deliver to Buyer special warranty deeds in substantially the form attached hereto as Exhibit C, conveying all of the Owned Real Property
(as that term is defined in Section 5.12(a));

			(iv) Sellers and Buyer shall execute and deliver assignment and assumption agreements in substantially the form set forth in Exhibit D, pursuant to which the Sellers shall assign to the Buyer all of the Sellers' right, title and interest under the Leases of the Leased Real Property (as those terms are defined in Section 5.12(b)) and the Buyer shall assume all of the Sellers' obligations and liabilities accruing under such Leases on or after the Closing Date;

			(v) Sellers and Buyer shall execute and
deliver assignment and assumption agreements in substantially the form set forth in Exhibit E, pursuant to which the Sellers shall assign to the Buyer all of the Sellers' right, title and interest under the contracts listed on the Contracts Schedule (as that term is defined in Section 5.12(b)) and the Buyer shall assume all of the Sellers' obligations and liabilities accruing under such contracts on or after the Closing Date;

			(vi) Sellers and Buyer shall execute and deliver assignment and assumption agreements in a form reasonably satisfactory to Sellers and Buyer, pursuant to which the Sellers shall assign to Buyer all of the Sellers' right, title and interest under the Equipment Leases (as that term is defined in Section 5.9A) and the Buyer shall assume all of Sellers' obligations accruing under such Equipment Leases on or after the Closing Date;

			(vii) Buyer shall deliver to Sellers by wire transfer of immediately available funds an amount equal to the Purchase Price and any portion of the Escrow Deposit



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

required to paid at Closing pursuant to Section 1.6(b) to one or more accounts designated by Sellers;

			(viii) Buyer shall deliver to the Escrow Agent by wire transfer of immediately available funds the Escrow
Deposit pursuant to Section 1.6(b);

			(ix) there shall be delivered to Buyer and Sellers, as applicable, certificates and other documents and instruments required to be delivered to such party under Article
II hereof; and

			(x) Sellers shall deliver to Buyer
possession of the Acquired Assets.

					  ARTICLE II

				  CONDITIONS TO CLOSING

	2.1 	Conditions to Buyer's Obligations.  The
obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

		(a) Each of the representations and warranties set forth in Article V hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, without giving effect to any supplements or updates to the Schedule attached hereto to which the Buyer shall not have consented;

		(b) Each of the representations and warranties in Sections 5.2 and 5.8(a) and each of the representations and warranties set forth in Article V that are qualified by the word "material" shall be true and correct in all respects, at and as of the Closing Date as if made on the Closing Date, without giving effect to any supplements or updates to the Schedules attached hereto to which the Buyer shall not have consented;

		(c) Sellers shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

		(d) All consents by third parties denoted on
Schedule 5.6 with an asterisk shall have been obtained;

		(e) All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended (the "HSR Act") shall have expired or otherwise been terminated ("HSR Approval");

		(f) There shall not be (i) any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement, or
(ii)
any proceeding that would be likely to have the effect of preventing, materially delaying, making illegal or otherwise prohibiting any of the transactions contemplated by this Agreement;

		(g) All persons holding any rights of first refusal, repurchase rights or similar rights with respect to the Acquired Assets that are marked on Schedule 5.6 with an asterisk shall have irrevocably waived all such rights and Blue Circle, Inc. shall not have asserted any right of first refusal under
Section 14 of the Roberta, Alabama Limestone Sale Agreement dated June 30, 1998, as amended, by and between Blue Circle, Inc. and SRM Aggregates, Inc.;

		(h) On or prior to the Closing Date, Sellers shall have delivered to Buyer all of the following:

			(i) a certificate from Sellers, dated as of the Closing Date, stating that each of the conditions specified in Sections 2.1(a) through (g), inclusive, has been satisfied;

			(ii) copies of all governmental and
shareholder consents, approvals, filings, releases and terminations required in connection with the consummation of the transactions contemplated hereby (including required governmental consents described in Schedule 5.6);

			(iii) certified copies of the resolutions of the Sellers' boards of directors and shareholders approving the transactions contemplated by this Agreement;

			(iv) an opinion of Kirkland & Ellis and/or
Baker, Donelson, Bearman & Caldwell, addressed to the Buyer and dated the Closing Date, regarding the due authorization, execution and delivery of this Agreement by the Sellers and the Parent and all other documents required by this Agreement to be delivered by any of the Sellers or the Parent, such opinion to be in a form reasonably acceptable to the Buyer;

			(v) commitments to issue title insurance for all of the tracts of Real Property (as that term is defined in Section 5.9(c)) except those tracts specified on Schedule 2.1(i)(v) attached hereto issued by First American Title Insurance Company (together with any lease amendments, or memoranda of lease executed and in recordable form, required to evidence the legal descriptions of such tracts (or make the existence of the leases a matter of public record) as may be required in order for title policies to be issued), such insurance to contain exceptions only for Permitted Encumbrances (as that term is defined in Section 5.9(a)(ii)), any matters disclosed in Schedules 5.9(a) and 5.9(b) and such other exceptions as shall be reasonably acceptable to Buyer;

			(vi) such other documents or instruments as Buyer reasonably requests to (A) effect the transactions contemplated hereby, (B) evidence the accuracy of Sellers' representations and warranties, (C) evidence the performance by Sellers of, or the compliance by Sellers with, any covenant or obligation required to be performed or complied with by Sellers,
(D) evidence the satisfaction of any condition referred to in this Section 2.1, or (E) otherwise facilitate consummation or performance of any of the transactions contemplated by this Agreement; and

		(i) All proceedings to be taken by Sellers in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by Sellers to effect the transactions contemplated hereby reasonably requested by Buyer will be reasonably satisfactory in form and substance to Buyer.

		(j) Buyer shall have confirmed to Buyer's reasonable satisfaction by analysis of core drilling tests performed at the direction of Buyer in a manner that is customary in the aggregates industry (such tests to be performed at locations at each quarry that are mutually agreeable to the Sellers and Buyer, and Buyer to give Sellers prompt access to all cores and test results and analyses) that the amount of the contractually available, legally permitted and economically mineable aggregates reserves that meet DOT specifications in the applicable markets for sized stone and base for each quarry calculated on the basis of such core drilling tests is at least eighty-five percent (85%) of the amount of such aggregates reserves for each quarry set forth in Schedule 2.1(k) attached hereto.

		(k) Seller (i) shall have remediated to Buyer's reasonable satisfaction the environmental matters disclosed in
Schedule 5.20 with respect to the BHY property and the S. Pittsburg, Calera, O'Neal and Tarrant quarries or (ii) shall have demonstrated to Buyer's reasonable satisfaction that such matters do not constitute a violation of any Environmental Requirements (as that term is defined in Section 5.20); provided, however, that if such conditions have not been met prior to the Closing, the cost of such remediation, as determined by an independent expert selected by Buyer and Sellers, shall be deducted from the Purchase Price and this closing condition shall be deemed to have been satisfied.
Any condition specified in this Section 2.1 may be waived by Buyer, provided that no such waiver will be effective unless it is set forth in a writing executed by Buyer or unless Buyer agrees to consummate the transactions contemplated by this Agreement without satisfaction of such condition.

	2.2 	Conditions to Sellers' Obligations.  The
obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

		(a) The representations and warranties set forth in Article VI hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

		(b) Buyer shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

		(c) There shall not be (i) any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement, or (ii) any proceeding that would be likely to have the effect of preventing, materially delaying, making illegal or otherwise prohibiting any of the transactions contemplated by this Agreement;

		(d) The transaction contemplated by this Agreement shall have been approved by the requisite vote of the Sellers' and Parent's shareholders (the "Shareholder
Approvals");

		(e) On or prior to the Closing Date, Buyer shall have delivered to Sellers all of the following:

			(i) a certificate from Buyer, dated as of the Closing Date, stating that each of the conditions specified in Sections 2.2(a) through 2.2(d) has been satisfied;

			(ii) certified copies of the resolutions of Buyer's board of directors or the executive committee thereof approving the transactions contemplated by this Agreement;

			(iii) an opinion of McGuireWoods LLP,
addressed to the Sellers and dated the Closing Date, regarding the due authorization, execution and delivery of this Agreement by the Buyer and all other documents required by this Agreement to be delivered by the Buyer, such opinion to be in a form reasonably acceptable to Sellers; and

			(iv) such other documents or instruments as Sellers reasonably request to (A) effect the transactions contemplated hereby, (B) evidence the accuracy of Buyer's representations and warranties, (C) evidence the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer,
(D) evidence the satisfaction of any condition referred to in this Section 2.2, or (E) otherwise facilitate consummation or performance of any of the transactions contemplated by this Agreement.

		(f) All proceedings to be taken by Buyer in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, instruments and other documents required to be delivered by Buyer to effect the transactions contemplated hereby reasonably requested by Sellers will be reasonably satisfactory in form and substance to Sellers.

	Any condition specified in this Section 2.2 may be waived by Sellers, provided that no such waiver will be effective unless it is set forth in a writing executed by Sellers or unless Sellers agree to consummate the transactions contemplated by this Agreement without the satisfaction of such condition.

					   ARTICLE III

		              COVENANTS PRIOR TO CLOSING

	3.1 	Affirmative Covenants of Sellers.  Prior to the
Closing, unless Buyer agrees otherwise in writing, Sellers will:

		(a) use commercially reasonable efforts to conduct the Sellers' business and operations only in the usual and ordinary course of business in accordance with past custom and practice;

		(b) use their commercially reasonable efforts to cause the Sellers' current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

		(c) keep in full force and effect their
respective corporate existences and all rights, franchises and intellectual property relating or pertaining to their businesses;

		(d) use their commercially reasonable efforts to carry on the business of the Sellers in the same manner as presently conducted and to keep the Sellers' business organizations and properties intact, including their present business operations, physical facilities, working conditions and employees and their present relationships with lessors, licensors, suppliers and customers and others having business relations with the Sellers;

		(e) maintain the assets of the Sellers in good repair, order and condition consistent with current needs;

		(f) maintain the books, accounts and records of the Sellers in accordance with generally accepted accounting principles and, to the extent not inconsistent therewith, with past custom and practice as used in the preparation of the Financial Statements (as such term is defined in Section 5.7);

		(g) promptly (once the Sellers have knowledge thereof) inform Buyer in writing of any material variances from the representations and warranties contained in Article V hereof and, if the Closing occurs, such disclosure shall amend and supplement the appropriate schedules attached hereto in the form of Updated Schedules delivered to Buyer;

		(h) confer with Buyer concerning operational matters of a material nature;

		(i) otherwise report periodically to Buyer concerning the status of the business, operations and finances of the Sellers;

		(j) promptly make all filings required to be made by them in order to consummate the transactions contemplated by this
Agreement (including filings and submissions under the HSR Act);

		(k) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by legal requirements or this Agreement to make in connection with the transactions contemplated by this Agreement and in obtaining any consents identified in Schedule 5.6;

		(l) use commercially reasonable efforts to obtain payoff letters for each of the debt obligations on
Schedule 1.3(h) that Buyer has notified Sellers that Buyer desires to have paid or prepaid at Closing;

		(m) use commercially reasonable efforts to obtain title commitments for the any tracts of the Real Property that are not specified on Schedule 2.1(c)(v);

		(n) use commercially reasonable efforts to obtain any consents by and estoppel certificates from any third parties that are not denoted on Schedule 5.6 with an asterisk;

		(o) use their commercially reasonable efforts to cause the conditions in Article II to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after satisfaction of the conditions set forth in Article II (other than those to be satisfied at the Closing); And

		(p)	from and after the date which is fifteen
(15) days prior to the scheduled Closing Date, will not distribute any cash or pay any cash dividends except for payments to creditors and dividends or distributions to another
Seller.

	3.2 	Negative Covenants of Sellers.  From the date
hereof, prior to the Closing, without Buyer's prior written consent, Sellers will not:

		(a) take any action that would require
disclosure under Section 5.8 of this Agreement;

		(b) make any loans or enter into any
transactions with any Insider (as defined in Section 5.18), other than in the ordinary course of business;

		(c) establish or, except in accordance with past practice, contribute to any pension, retirement, profit sharing or stock bonus plan or multiemployer plan covering the employees of the Sellers; and

		(d) except as specifically contemplated by this Agreement, enter into any material contract, agreement or transaction, other than in the ordinary course of the Sellers' business in accordance with past custom and practice.

	3.3 	Shareholders' Meeting; Proxy Material. Promptly
after the date hereof, Parent shall prepare and file with the SEC a proxy statement to solicit the approval of this transaction by its shareholders and to cause a special meeting of its shareholders to be duly called and held as soon as reasonably practicable for the purpose of acting upon proposals to approve this Agreement and all actions contemplated hereby that require the approval of Parent's shareholders. Parent shall use all reasonable efforts to have the proxy statement reviewed by the SEC as promptly as practicable after such filing and to obtain and respond to any comments by the SEC or its staff resulting from such review. Parent will use all reasonable efforts to cause the proxy statement to be mailed to Parent's shareholders as promptly as practicable after approval by the SEC.

					   ARTICLE IV

				     COVENANTS OF BUYER

	4.1 	Access to Books and Records.  From and after the
Closing, Buyer shall provide Sellers and their agents with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records transferred to the Buyer as part of the Acquired Assets with respect to periods or occurrences prior to the Closing Date in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by Sellers, the Buyer shall not, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of such books and records for the period prior to the Closing Date without first offering to surrender to Sellers such books and records or any portion thereof which Buyer may intend to destroy, alter or dispose of.

	4.2 	Notification.  Prior to the Closing, upon
discovery Buyer shall promptly inform the Sellers in writing of any material variances from Buyer's representations and warranties contained in Article VI.

	4.3	[Intentionally Omitted.]

	4.4 	Regulatory Filings.  Buyer shall make or cause to
be made all filings and submissions under the HSR Act and any other laws or regulations applicable to Buyer as may be required of Buyer for the consummation of the transactions contemplated herein, and Buyer shall be responsible for all filing fees under the HSR Act. Buyer shall coordinate and cooperate with the Sellers in exchanging such information and assistance as the Sellers may reasonably request in connection with all of the foregoing.

	4.5 	Conditions.  Buyer shall use all commercially
reasonable efforts to cause the conditions set forth in Section
2.2 to be satisfied and to consummate the transactions contemplated herein as soon reasonably possible after the satisfaction of the conditions set forth in Article II (other than those to be satisfied at the Closing).

	4.6 	Contact with Customers and Suppliers.  Prior to
the Closing, Buyer shall coordinate with the Sellers all contact and communications with the employees, customers and suppliers of the Sellers (other than existing customers and suppliers of the Buyer) in connection with the transactions contemplated hereby.

						ARTICLE V

				   REPRESENTATIONS AND WARRANTIES
		       CONCERNING THE SELLERS AND THE ACQUIRED ASSETS

	As a material inducement to Buyer to enter into this Agreement, Sellers jointly and severally represent and warrant that:

	5.1 	Organization and Corporate Power.  Each of the
Sellers is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted and to perform all of its obligations under all contracts to which it is a party, except where the failure the failure to hold such authorizations, licenses and permits would not have a material adverse effect upon the business, financial condition or operating results of the Sellers (a "Material Adverse Effect"). Each of the Sellers is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. All such jurisdictions in which the Sellers are so qualified are set forth on Schedule 5.1 attached hereto (the "Qualifications Schedule"). Sellers have delivered to Buyer true, correct and complete copies of their charter documents and by-laws, as currently in effect.

	5.2 	Authorization of Transactions.  Each of the
Sellers has full corporate power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which such Sellers are parties and, upon obtaining the Shareholder Approvals, to consummate the transactions contemplated hereby and thereby. This Agreement and all other agreements contemplated hereby to which any of the Sellers is a party and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly approved and authorized by the board of directors of such Sellers and, upon obtaining the Shareholder Approvals, by all other necessary corporate action. This Agreement and all other agreements contemplated hereby to which any of the Sellers is a party have been duly executed and delivered by such Sellers and constitute the valid and binding agreements of such Sellers, enforceable against Sellers in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies. Upon the execution and delivery by the Sellers at the Closing of all documents to be executed by Sellers at Closing pursuant to this Agreement (the "Seller Closing Documents"), the Seller Closing Documents will constitute the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with their respective terms except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies. Sellers have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Seller Closing Documents and, except as set forth on Schedule 5.6, to perform their obligations under this Agreement and the Seller Closing Documents.

	5.3 	[Intentionally Omitted.]

	5.4 	[Intentionally Omitted.]

	5.5 	Subsidiaries.  No Seller has any Subsidiary that
is not also a Seller. For purposes of this Agreement, the term "Subsidiary" shall mean any corporation of which the securities having a majority of the voting power in electing the board of directors are, at the time of such determination, owned by any of the Sellers or another Subsidiary.

	5.6 	Absence of Conflicts.  Except as set forth on
Schedule 5.6 attached hereto (the "Restrictions Schedule"), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to exercise any right of first refusal (including any right of first refusal in favor of Blue Circle, Inc.), repurchase right or similar rights with respect to any of the Acquired Assets, (e) give any third party the right to terminate or to accelerate any obligation under, (f) result in the creation of any lien, security interest, charge or encumbrance upon the Acquired Assets under, or (g) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under, (i) the certificates of incorporation or by-laws of Sellers, (ii) any resolutions adopted by the board of directors or shareholders of Sellers, (iii) any license, permit or other governmental authorization issued to any of the Sellers or that relates to the business of the Sellers or any of the Acquired Assets, (iv) any indenture, mortgage, lease, loan agreement or other agreement or instrument by which any of the Sellers or any of the Acquired Assets is bound or affected, or (v) any law, statute, rule or regulation or any judgment, order or decree to which any of the Sellers or any of the Acquired Assets is subject.

	5.7 	Financial Statements.  The Sellers have furnished
Buyer with copies of their (i) unaudited consolidated balance sheet as of May 31, 2001 (the "Latest Balance Sheet") and the related statements of income and cash flow for the five-month period then ended and (ii) unaudited consolidated balance sheets and statements of income and cash flow for the fiscal years ended December 31, 2000 and 1999, all of which are attached hereto as Schedule 5.7. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the "Financial Statements") is accurate and complete, is consistent with the Sellers' books and records (which, in turn, are accurate and complete ), presents fairly in all material respects the Sellers' financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject to the absence of footnote disclosure (that if presented, would not describe exceptions to GAAP applied on a consistent basis or any change in accounting principles) and, in the case of the Latest Balance Sheet and related statements of income and cash flow, subject to changes resulting from normal year-end djustments
(the effect of which will not, individually or in the aggregate, be materially adverse) and to the absence of footnote disclosure (that if present, would not describe exceptions to GAAP applied on a consistent basis or any change in accounting principles). The Financial Statements accurately reflect the gross revenues of the
Sellers on a consolidated basis for the periods indicated. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any person other than the Subsidiaries are required to be included in the consolidated financial statements of the Sellers. All inventory is valued at the lower of cost or market, with appropriate reduction for any royalty payments due at the time of sale.

	5.7A	Books and Records.  The books of account, minute
books, stock record books and other records of the Sellers, all of which have been made available in the offices of the Sellers for Buyer to inspect, are accurate, complete and correct and have been maintained in accordance with sound business practices

	5.8 	Absence of Certain Developments.  Except as set
forth on Schedule 5.8 attached hereto (the "Developments
Schedule") and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, the Sellers have not:

		(a) suffered a Material Adverse Effect;

		(b) redeemed or repurchased, directly or indirectly, or paid or declared any dividends or other distributions in respect of, any shares of its capital stock;

		(c) issued, sold or transferred any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of any of the Sellers;

		(d) borrowed any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business;

		(e) mortgaged, pledged or subjected to any material lien, charge or any other encumbrance, any portion of its properties or assets;

		(f) sold, leased, assigned or transferred
(including without limitation transfers to Sellers or its affiliates) any portion of its tangible assets, except in the ordinary course of business, or cancelled without fair consideration any debts or claims owing to or held by it;

		(g) sold, assigned, licensed or transferred
(including without limitation transfers to Sellers or its affiliates) any material Intellectual Property or disclosed any confidential information other than pursuant to agreements preserving all rights of the Sellers in such confidential information or received any confidential information of any third party in violation of any obligation of confidentiality;

		(h) suffered any theft, damage, destruction or loss in excess of $100,000, to its tangible assets not covered by insurance or suffered any substantial destruction of its books and records;

		(i) made or entered into any arrangement to make an acquisition (whether by merger, acquisition of stock or assets, or otherwise) of any business or product line or made any capital investment in any entity;

		(j) entered into, amended or terminated any lease, contract, agreement, commitment, or any other transaction in excess of $150,000 other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any Insider;

		(k) made or granted any bonus or any wage, salary or compensation increase in excess of $50,000 per year or outside the ordinary course of business and in accordance with past custom and practice to any employee or sales representative, group of employees or consultants or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement or made any other change in employment terms for any of its directors, officers and employees outside the ordinary course of business and in accordance with past custom and practice or entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing agreement; or

		(l) made any loans or advances to, or guarantees for the benefit of, any persons.

	5.9 	Real Property.

		(a) Owned Real Property.

			(i) Schedule 5.9(a) attached hereto (the
"Owned Real Property Schedule") sets forth the address and description of each parcel of real property owned by any of the Sellers (collectively, the "Owned Real Property"). Except as set forth on the Owned Real Property Schedule with respect to each parcel of Owned Real Property: (A) one or more of the Sellers has or will have as of the Closing Date good and marketable fee simple title to such parcel, free and clear of all liens, encumbrances, easements and restrictive covenants, except Permitted Encumbrances, (B) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such parcel or any portion thereof or interest therein, (C) there are no pending or, to Sellers' knowledge, threatened condemnation proceedings, lawsuits or administrative actions relating to the Owned Real Property, (D) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, , to which any of the Sellers are parties, granting to any party or parties the right of use or occupancy of or the right to extract minerals from any portion of the Owned Real Property; and (E) there are no parties (other than the Sellers) in possession of any portion of the Owned Real Property. Except as set forth on the Owned Real Property Schedule or the Leased Real Property Schedule, none of the Sellers is a party to any agreement or option to purchase any real property or interest therein. At Closing one or more of the Sellers will own or will have a valid leasehold interest in all real property used in the Business.

			(ii) The term "Permitted Encumbrances" shall mean with respect to each parcel of Owned Real Property: (A) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such parcel which are not due and payable as of the Closing Date or which are being contested by appropriate proceedings; (B) mechanics and similar statutory liens for labor, materials or supplies provided with respect to such parcel incurred in the ordinary course of business for amounts which are not delinquent and which would not, individually or in the aggregate, have a Material Adverse Effect or which are being contested by appropriate proceedings; (C) zoning, building and other land use laws imposed by any governmental authority having jurisdiction over such parcel which are not violated by the Sellers' current use (or Sellers' proposed use except with respect to the DeKalb quarry) or occupancy of such parcel or the operation of the business of the Sellers thereon or any violation of which would not have a Material Adverse Effect; and (D) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such parcel which do not or would not materially impair the value of such property or the use or occupancy of such parcel in the operation of the business of the Sellers.

		(b) 	Leased Real Property.  Schedule 5.9(b)
attached hereto (the "Leased Real Property Schedule") sets forth the address and description of each leased and subleased parcel of real property in which any of the Sellers have a leasehold or subleasehold interest (the "Leased Real Property") and a list of all leases and subleases (which shall include all agreements, licenses or permits which grant any of the Sellers the right to purchase, mine, extract or remove aggregates, limestone, limerock, granite, gravel, sand or minerals from real estate) (collectively, the "Leases") for each Leased Real Property. The Sellers have made available to Buyer a true and complete copy of each such Lease document set forth on the Leased Real Property Schedule and all amendments thereto, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth on the Leased Real Property Schedule, with respect to each of the Leases: (A) one or more of the Sellers has good and marketable leasehold title to the properties specified on the Leased Real Property Schedule, free and clear of all liens, encumbrances, easements and Restrictive Covenants as of the Closing Date, other than Permitted Encumbrances; (B) such Lease is legal, valid, binding, enforceable and in full force and effect; (C) neither the Sellers nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease, (D) no party to the Lease has repudiated any provision thereof; (E) there are no disputes, oral agreements or forbearance programs in effect as to the Lease, (F) none of the Sellers has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold that will not be released on or before the Closing Date, other than Permitted Encumbrances; (G) to Sellers' knowledge, there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the Leased Real Property, and (H) there are no parties (other than the Sellers) in possession of the parcel of Leased Real Property.

		(c)	Real Property Used in The Business.  The
Owned Real Property identified on the Owned Real Property Schedule and the Leased Real Property identified on the Leased Real Property Schedule (collectively, the "Real Property") comprise all of the real property currently used by the Sellers in the operation of their business

	5.9A	Equipment Leases.  Schedule 5.9A (the "Equipment
Lease Schedule") describes all agreements pursuant to which any of the Sellers leases any equipment or vehicles (the "Equipment Leases"). A true, correct and complete copy of each of the Equipment Leases has been made available to Buyer. Except as set forth on Schedule 5.9A, (i) each of the Equipment Leases is legal, valid, binding and enforceable and in full force and effect and will continue to be legal, valid, binding and enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement, (ii) no party has repudiated any provision of any Equipment Lease, (iii) none of the Sellers or, to the Sellers' knowledge, any other party thereto, is in breach of or default under any Equipment Lease, and (iv) no event has occurred which, with notice or lapse of time would constitute a breach of or default under or permit termination, modification or acceleration under any Equipment Lease. Schedule 5.9A accurately sets forth the pay off amounts (including any prepayment penalties) due under each of the Equipment Leases as of the date set forth on such Schedule.

	5.10	Title to Personal Property.  Except as set forth
on Schedule 5.10, one or more of the Sellers own good and marketable title to all of the personal property shown on the Latest Balance Sheet, free and clear of all liens, security interests and other encumbrances, except for liens relating to current taxes not yet due and payable and liens and encumbrances set forth on the attached Schedule 5.10 (the "Liens Schedule").

	5.11	Taxes.

		(a) Each of the Sellers has filed all Tax
Returns that it is required to file under applicable laws and regulations and all such Tax Returns are complete and correct in all respects. Each of the Sellers has paid all Taxes due and owing by it (whether or not shown on any Tax Return) and has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, independent contractor, equityholder, creditor or other third party.

		(b) None of the Sellers has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. None of the Sellers currently is the beneficiary of any extension of time within which to file any Tax Return. No foreign, federal, state or local Tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Sellers, and no written notice indicating an intent to open an audit or other review has been received by the Sellers from any foreign, federal, state or local taxing authority. There are no unresolved questions or claims concerning the Sellers' Tax liability which individually or in the aggregate exceed $100,000.00. No claim has ever been made by an authority in a jurisdiction where any of the Sellers does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

		(c) Except as set forth on Schedule 5.11, there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Sellers.

		(d) There is no dispute or claim concerning any Tax Liability of any of the Sellers either (A) claimed or raised by any authority in writing or (B) as to which any of Sellers and the directors and officers (and employees responsible for Tax matters) of the Sellers has knowledge based upon personal contact with any agent of such authority. Schedule 5.11 attached hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Sellers for taxable periods ended on or after December 31, 1997, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Sellers since December 31, 1997.

		(e) As used in this Agreement, the following terms shall have the following respective meanings:

		(f) "Code" means the Internal Revenue Code of
1986, as amended.

		(g) "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether disputed or not.

		(h) "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statement or information and any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements related to Taxes.

	5.12	Contracts and Commitments.

		(a) Except as specifically contemplated by this Agreement and except as set forth on Schedule 5.12 attached hereto (the "Contracts Schedule"), none of the Sellers is a party to any: (i) collective bargaining agreement or contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan other than as described in Section 5.17(b) or the Schedules relating thereto; (ii) or any stock purchase, stock option, or similar plan; (iii) contract for the employment of any officer, individual employee or other Person on a full-time or consulting basis or any severance agreements; (iv) agreement or indenture relating to the borrowing of money, the guarantee of any indebtedness, any capitalized lease obligation or to mortgaging, pledging or otherwise placing a lien on any portion of the Acquired Assets; (v) agreements with respect to the lending or investing of funds; (vi) license, sublicense or royalty agreements; (vii) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $25,000 annually, except for the Equipment Leases; (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it; or (ix) contract or group of related contracts with the same party for the purchase or sale of raw materials, supplies, products or other personal property or for the furnishing or receipt of services (A) the performance of which will extend over a period of more than six months, or (B) involves consideration in excess of $25,000.

		(b) Buyer either has been supplied with, or has been given access to, a true and correct copy of all written contracts which are referred to on the Contracts Schedule, together with all amendments, waivers or other changes thereto.

		(c) With respect to each contract so listed: (i) the contract is legal, valid, and binding obligation of the Sellers; and (ii) to the Sellers' knowledge, no party has repudiated any provision of such contract and the Sellers are not in breach of or default under such contract, and no event has occurred which, with notice or lapse of time would constitute a breach of or default under or permit termination, modification, or acceleration under such contract, except where such breach, default, termination, modification or acceleration would not result in an aggregate loss in excess of $100,000.00.

	5.13	Intellectual Property.  All of the patents,
registered trademarks, registered service marks, registered copyrights, application for any of the foregoing and material unregistered trademarks, service marks, copyrights, trade names and corporate names used in the conduct of the Sellers' respective businesses (collectively, "Intellectual Property") are set forth on the attached Schedule 5.13 (the "Intellectual Property Schedule"). Except as set forth on the Intellectual Property Schedule: (i) one or more of the Sellers own and possess all right, title and interest in and to, or possesses the valid right to use, the Intellectual Property; (ii) the Sellers have not received any written notices of material infringement or misappropriation from any third party with respect to the Intellectual Property; and (iii) to the Sellers' knowledge, none of the Sellers is currently infringing on the intellectual property of any other Person, except for any nonconformance with clauses (i), (ii) and (iii) above which would not have a Material Adverse Effect. To the Sellers' knowledge, each item of Intellectual Property owned or used by any of the Sellers immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Except as set forth on the Intellectual Property Schedule, to the knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of any of the Sellers.

	5.14 Litigation; Proceedings.  Except as set forth on
Schedule 5.14 attached hereto (the "Litigation Schedule"), there are no actions, suits, or proceedings, pending or, to the knowledge of the Sellers, threatened against or affecting the Sellers or any of their assets at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Schedule 5.14 sets forth each instance in which any of the Sellers is subject to any outstanding injunction, judgment, order, decree, ruling, or charge.

	5.15 Brokerage. Except for the fees of Deutsche Banc Alex. Brown (which fees shall be paid by Sellers), there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any of the Sellers.

	5.16 Governmental Licenses and Permits.

		(a) Schedule 5.16(a) attached hereto (the
"Licenses Schedule") contains a complete listing and summary description of all permits, certificates of occupancy, licenses, franchises, certificates, approvals and other authorizations of foreign, federal, state and local governments or other similar rights relating to the Acquired Assets owned or possessed by the Sellers (collectively, the "Licenses"). Except as indicated on the Licenses Schedule, one or more of the Sellers owns or possesses all right, title and interest in and to all of the Licenses which are necessary to conduct their business as presently conducted and will use its commercially reasonable efforts to maintain all such Licenses. Each of the Licenses is in full force and effect. No loss or expiration of any License is, to the knowledge of the Sellers, threatened, pending or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof. No License is due to expire in accordance with its terms within 180 days after the Closing Date, except as set forth on Schedule 5.16(a).

		(b) Except for HSR Approval, and except as set forth on Schedule 5.16(b) attached hereto (the "Governmental Consent Schedule"), no permit, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required to be obtained by any of the Sellers in connection with its execution, delivery and performance of this Agreement or the consummation of any other transaction contemplated hereby.

	5.17	Employee Matters.

		(a) Schedule 5.17(a) attached hereto sets forth an accurate and complete list of all employees ("Employees") of the Sellers, together with such Employee's position and present salary or compensation arrangement and amount of the last increase thereof and all contracts between any Employee and any of the Sellers. No general work stoppage or other significant labor dispute with respect to the Sellers is pending or, to the Knowledge of Sellers, threatened, and no application for certification of a collective bargaining agent is pending or, to the Knowledge of Sellers, threatened with respect to the business of the Sellers. No employees of any of the Sellers are covered by a collective bargaining agreement, except for the collective bargaining agreement identified in Schedule 5.17(a). The Sellers have complied in all material respects with all Applicable Laws relating to the employment and safety of labor, including provisions relating to wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, and all Applicable Laws regarding occupational safety and health with respect to employees employed by it.

		(b) There are no liabilities of Sellers related to any "employee benefit plan" (as that term is defined in Section 3(3) of ERISA) of the Sellers (collectively, the "Plans") or any liabilities of such Plans, including without limitation any withdrawal liability related to any "multiemployer plan" (as that term is defined in Section 3(37) of ERISA), which encumber, attach to, or impair the value of, any of the Acquired Assets.

	5.18	Affiliate Transactions.  Except as disclosed on
Schedule 5.18 attached hereto (the "Affiliate Transactions Schedule"), to the Sellers' knowledge, no officer, director, or Affiliate of the Sellers or any individual in such officer's or director's immediate family (collectively, the "Insiders") is a party to any agreement, contract, commitment or transaction with any of the Sellers or has any interest in any property used by any of the Sellers.

	5.19	Compliance with Laws.  The Sellers are in
compliance in all respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof.

	5.20 Environmental Matters.

		(a) Except as set forth on Schedule 5.20, each of the Sellers is in compliance with all Environmental
Requirements and has no liability for the violation of any Environmental Requirements.

		(b) Each of the Sellers has obtained and is in compliance with all permits, licenses, and other authorizations required by Environmental Requirements for the occupation of its Facilities and the operation of its business.

		(c) None of the Sellers has received any written notice or report regarding any actual or alleged violation of any Environmental Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them, or any of their Facilities arising under Environmental Requirements, except for any such notice the subject matter of which has been substantially resolved.

		(d) The Sellers have made available to Buyer true and correct copies of all environmental assessment reports relating to any of the Sellers or any of their Facilities that are in the possession, custody or control of Sellers.

		(e) This Section 5.20 contains the sole and exclusive representations and warranties of the Sellers with respect to any environmental matters including, without limitation, any matters arising under any Environmental Requirements.

		(f) For the purposes of this Section 5.20, "Environmental Requirements" shall mean all federal, state, local and foreign statutes, common law, regulations, ordinances and court orders concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or radiation, as such requirements are enacted and in effect on or prior to the Closing Date.

	5.20A Solvency. The Sellers and Parent are, and immediately following the Closing Date will be, Solvent. "Solvent" means that, as of any date of determination, (a) the amount of the present fair saleable value of the assets of the Sellers and/or Parent, as applicable, will as of such date exceed the amount of all liabilities of the Sellers and/or Parent, as applicable, (b) the Sellers and/or Parent, as applicable, will not have, as of such date, an unreasonably small amount of capital with which to conduct their business, and (c) the Sellers and Parent will be able to pay their debts as they mature.

	5.21	Disclosure.

		(a) No representation or warranty of Sellers in this Agreement and no statement in the schedules attached hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

		(b) No notice given pursuant to Section 3.1(h) will contain any untrue statement or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

	5.22 Undisclosed Liabilities. The Sellers have no liabilities or obligations of the type required to be reflected on the face of a balance sheet prepared in accordance with GAAP that were not fully reserved against in the Latest Balance Sheet or the Closing Balance Sheet, except (x) matters specifically identified and described in the Schedules attached hereto, (y) obligations arising under contracts or commitments described on the Contracts Schedule and (z) liabilities and obligations reflected on the Latest Balance Sheet, the Closing Balance Sheet or incurred in the ordinary course of business since the date of the Latest Balance Sheet which are usual and normal in amount in relation to the Sellers' past experience. Notwithstanding the foregoing, the preceding sentence shall not apply with respect to any liability or obligation to the extent the subject matter giving rise to such liability or obligation is addressed in another representation or warranty set forth in this Article V.

					ARTICLE VI

		REPRESENTATIONS AND WARRANTIES OF BUYER

	As a material inducement to Sellers to enter into this Agreement, Buyer hereby represents and warrants to Sellers that:

	6.1	Corporate Organization and Power.  Buyer is a
corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which Buyer is a party and perform its obligations hereunder and thereunder.

	6.2	Authorization.  The Buyer has full corporate
power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which Buyer is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and all other agreements contemplated hereby to which Buyer is a party and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly approved and authorized by the board of directors of Buyer and by all other necessary corporate action. This Agreement and all other agreements contemplated hereby to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies. Upon the execution and delivery by Buyer at the Closing of all documents to be executed by Buyer at Closing pursuant to this Agreement (the "Buyer Closing Documents"), the

Buyer Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies. Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Buyer Closing Documents and to perform its obligations under this Agreement and the Buyer Closing Documents.

	6.3	Absence of Conflicts.  Neither the execution,
delivery or performance of this Agreement and the other documents contemplated hereby to which Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) conflict with, (b) result in a breach of any of the provisions of, (c) constitute a default under, (d) result in the violation of, (e) give any third party the right to terminate or to accelerate any obligation under, or (f) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body under, the provisions of the certificate of incorporation or by-laws of Buyer, any resolutions adopted by the board of directors or shareholders of Buyer, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer is bound or affected, or any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which Buyer is subject. Except for HSR Approval, no notice to, filing with or authorization, consent or approval of any government or governmental agency by Buyer is necessary for the consummation of the transactions contemplated by this Agreement and the other documents contemplated hereby to which Buyer is a party.

	6.4	Litigation.   There are no actions, suits,
proceedings, orders or investigations pending or, to the best of Buyer's knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer's performance under this Agreement and the other agreements contemplated hereby to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

	6.5 [Intentionally Omitted.]

	6.6 Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

	6.7 Financing. Buyer has and shall have at the Closing sufficient cash and available credit facilities (and has provided evidence thereof satisfactory to Sellers) to pay the full consideration payable to Sellers hereunder, to make all other necessary payments by it in connection with the purchase of the Acquired Assets and to pay all of its related fees and expenses.

					 ARTICLE VII

					 TERMINATION

	7.1	Termination.  This Agreement may be terminated at
any time prior to the Closing:

		(a) by mutual written consent of Buyer and Sellers;

		(b) by either Buyer or Sellers if there has been a material misrepresentation or breach on the part of the other party of the representations, warranties or covenants set forth in this Agreement, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby, unless such terminating party's willful breach of this Agreement has caused the condition to be unsatisfied; or

		(c) by either Buyer or Sellers if the Closing has not occurred on or prior to October 8, 2001; provided that neither Buyer nor Sellers will be entitled to terminate this Agreement pursuant to this subsection (c) if such person's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time; or

		(d) by Sellers if the board of directors of any of the Sellers determines, based on the advice of its counsel, that it is required by law to terminate the Agreement in order to comply with its fiduciary duties; or

		(e) by either Buyer or Sellers if this Agreement is deemed to be unenforceable in any bankruptcy or similar insolvency proceeding in which any of the Sellers is the debtor.

	7.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or Sellers as provided in Section 7.1, this Agreement shall forthwith become void and there will be no liability on the part of any party hereto to any other party hereto or its stockholders or directors or officers in respect thereof, except for the obligations of the parties hereto in Sections 9.3, 9.5(b) and
9.6 and except that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.

	7.3 Termination Fee. Sellers agree to pay Buyer a fee in immediately available funds equal to 2% of the Purchase Price plus all reasonable documented, third party expenses incurred in connection with the transactions contemplated by this Agreement not to exceed $500,000.00 (the "Termination Fee") if this Agreement is terminated by Sellers pursuant to (i)
Section 7.1(c) but solely because of the failure of the closing condition regarding the approval by Sellers' shareholders of the transactions contemplated by this Agreement, or (ii) Section 7.1(d) and, within 360 days of such termination, Sellers consummate or enter into an agreement to consummate (including without limitation any agreement in principle or any oral agreement) a sale of the Sellers or Parent (as long as the Sellers remain subsidiaries of Parent) to a third party pursuant to a tender or exchange offer, a merger, a stock purchase, or a sale of substantially all or any significant portion of the assets of the Sellers or the Parent (which includes without limitation the equity interests in Sellers) (a "Transaction"). The Termination Fee shall be paid immediately prior to the earlier of the consummation of a Transaction or the entry into an agreement with respect to a Transaction. Any amounts due under this Section 7.3 that are not paid when due shall bear interest at the lower of fourteen percent (14%) per annum or the highest rate permitted by law from the date due through and including the date paid.

					ARTICLE VIII

			INDEMNIFICATION AND RELATED MATTERS

	8.1 Survival. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby.

	8.2 Indemnification.

		(a) Parent and Sellers, jointly and severally, agree to indemnify Buyer, its officers, directors and stockholders (the "Buyer Group") and hold them harmless from and against any penalties, fines, costs, amounts paid in settlement, obligations, expenses, fees, loss, liability, deficiency, damage or claim, including court costs and reasonable attorneys' fees and expenses (a "Loss") which the Buyer Group may suffer, sustain or become subject to, as a result of (i) the breach by Parent or Sellers of any representation or warranty made by Parent or Sellers contained in Article V of this Agreement, (ii) the breach by Parent or Sellers of any covenant or agreement made by Parent or Sellers contained in this Agreement, any exhibit hereto or any certificate delivered by the Parent or Sellers to Buyer in connection with the Closing, (iii) any claims of any brokers or finders claiming by, through or under Parent or Sellers or by, through or under the Parent or Sellers in respect of the transactions contemplated herein and (iv) any Excluded Liabilities.

		(b) With respect to claims for breaches of representations and warranties referred to in Section (a)(i) above and taking into account any disclosures made in the Updated Schedules pursuant to Section 3.1(g) hereof, (i) Parent and Sellers will not be liable to the Buyer Group with respect to any individual Loss unless (x) such Loss exceeds $50,000.00 (the "Threshold Amount") and (y) together with all other Losses (which are above the Threshold Amount) exceeds $1,600,000.00 in the aggregate, in which case Parent and Sellers will be liable only for such excess, and (ii) Parent and Sellers' liability to the Buyer Group for such Losses shall not exceed 10% of the Purchase Price; provided, that, the foregoing shall not apply in respect of any Loss with respect to the breach by Parent or Sellers of any representation or warranty made by Sellers in
Section 5.2.

		(c) Parent and Sellers will be liable to the Buyer Group with respect to claims referred to in Section 8.2(a) above only if Buyer gives Parent or Sellers written notice thereof within 1 year after the Closing Date, except for claims arising from breaches of the representations and warranties set forth in Section 5.2 as to which claims may be made at any time.

		(d) Buyer agrees to indemnify Parent and Sellers and hold Parent and Sellers harmless from and against any Loss which Parent or Sellers may suffer, sustain or become subject to, (i) as the result of a breach of any (A) representation or warranty, or (B) covenant or agreement by Buyer contained in this Agreement, (ii) for Assumed Liabilities (whether or not accrued, whether arising before, on or after the Closing Date, regardless of when asserted), or (iii) as a result of Buyer's conduct of the Business or use of the Acquired Assets and or the sale of any product on or after the Closing Date; provided that Buyer will be liable to Parent or Sellers with respect to claims referred to in clause (i)(A) in the preceding sentence only if (x) Sellers give Buyer written notice thereof within 1 year after the Closing Date and (y) only to the extent that the aggregate amount of all such claims exceeds $1,600,000 and does not exceed 10% of the Purchase Price.

		(e) If a party hereto seeks indemnification under this Section 8.2, such party (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") of the facts and circumstances giving rise to the claim. In that regard, if any suit, action, claim, liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 8.2, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in reasonable detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party, if it so elects (except that the Indemnifying Party may not so elect without the Indemnified Party's consent unless (i) the Indemnifying Party provides reasonable evidence to the Indemnified Party of its financial ability to satisfy its indemnification obligations, (ii) the suit, action, claim, liability or obligation does not seek to impose any liability or obligation upon the Indemnified Party other than for money damages, and (iii) such suit, action, claim, liability or obligation does not relate to the Indemnified Party's relationship with its customers or employees), shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses. If the Indemnifying Party elects to assume and control the defense, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (y) the employment thereof has been specifically authorized by the Indemnifying Party in writing or (z) the Indemnifying Party has failed to assume the defense and employ counsel. The Indemnifying Party shall not be liable for any settlement of any action or proceeding, the defense of which it has elected to assume, which settlement is effected without the written consent of the Indemnifying Party. If there shall be a settlement to which the Indemnifying Party consents or a final judgment for the plaintiff in any action or proceeding, the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

		(f) The amount of any Loss subject to
indemnification hereunder or of any claim therefor shall be calculated net of (i) any Tax Benefit inuring to Buyer, the Sellers or any of their Affiliates on account of such Loss and
(ii) any insurance proceeds (net of direct collection expenses) received or receivable by Buyer, the Sellers and, its Subsidiaries on account of such Loss. If Buyer, the Sellers or any of their Affiliates receives a Tax Benefit after an indemnification payment is made, Buyer shall promptly pay to the Sellers the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized. For purposes hereof, "Tax Benefit" shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, in each case computed at the highest marginal tax rates. Buyer and the Sellers shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance recovery is made by Buyer, the Sellers or any of their Affiliates with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses) shall be made promptly to the Sellers.

		(g) All indemnification payments made hereunder shall be treated by all parties as an adjustment to the Purchase
Price.

		(h) Notwithstanding anything to the contrary contained in this Section 8.2, there shall be no recovery for any Loss by Buyer under this Section 8.2, and the Loss shall not be included in meeting the stated thresholds hereunder, to the extent such item has been included in the calculation of Actual Closing Working Capital as determined pursuant to Section 1.2 hereof.

	8.3 Exclusive Remedy.

		(a) Following the Closing, except with respect to claims based upon intentional misrepresentation, the indemnification provided by Section 8.2 shall be the sole and exclusive remedy to the exclusion of all other remedies and recourse at law or otherwise under or in connection with this Agreement and the transactions contemplated herein, including without limitation, for any Losses of the Buyer Group or the Sellers Group with respect to any alleged misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance of any covenants or agreements made by Buyer or Sellers in this Agreement or in any Exhibit, Schedule or Updated Schedule attached hereto or any certificate delivered hereunder. Except as provided in Section 8.2, no claim shall be brought or maintained by Buyer or Sellers or their respective successors or permitted assigns against any officer, director or employee (present or former) of Sellers, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of Sellers set forth or contained in this Agreement or any certificate delivered hereunder, except to the extent that the same shall have been the result of fraud by any such person (and in the event of such fraud, such recourse shall be brought or granted solely against the person or persons committing such fraud), and provided that without limiting the foregoing, in no event shall Buyer, its successors or permitted assigns be entitled to claim or seek consequential damages or any rescission of the transactions consummated under this Agreement or other remedy at law or in equity. In no event shall any officer, director or employee of any of the Sellers have any shared or vicarious liability for the actions or omissions of any other person.

		(b) Buyer, the Sellers and their respective successors and permitted assigns, hereby waive any right to seek contribution or other recovery from any officer, director or employee (present or former) of any of the Sellers, that any of them may now or in the future have under any Environmental
Requirements, including, without limitation, the Comprehensive
Environmental Response, Compensation, and Liability Act, the
Resource Conservation and Recovery Act, the Clean Water Act, the
Clean Air Act, any analogous state law, and any common law providing for any remedy or right of recovery with respect to environmental matters. Buyer, the Sellers and their respective successors and permitted assigns, hereby release all officers, directors or employees (present or former) of any of the Sellers from any and all such claims, demands, and causes of action, that any of them may now or in the future have under such Environmental Requirements.

	8.4 Disclosure Generally. If and to the extent any information required to be furnished in any schedule is contained in this Agreement or in any Schedule (or Updated Schedule) attached hereto, such information shall be deemed to be included in all Schedules (or Updated Schedules) in which the information is required to be included (but only to the extent such information can reasonably be determined to relate to the other Schedules). The inclusion of any information in any Schedule (or Updated Schedule) attached hereto shall not be deemed to be an admission or acknowledgment by the Sellers that such information is material to or outside the ordinary course of the business of the Sellers.

	8.5 Acknowledgment by Buyer. THE REPRESENTATIONS AND WARRANTIES BY SELLERS EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT, INCLUDING THE SCHEDULES (AND UPDATED SCHEDULES) ATTACHED HERETO, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLERS TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE SELLERS, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH HEREIN) ARE SPECIFICALLY DISCLAIMED BY SELLERS.

	8.6 Arbitration Procedures.

		(a) The parties hereto agree that the
arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for money damages arising out of this Agreement (the "Disputes"), except as otherwise provided by Section 1.2 above. Nothing in this
Section 8.6 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined in subsection (e) below) or availing itself of the other remedies set forth in Sections 9.5(c) and 9.9(d) below. The parties hereto hereby agree and acknowledge that, except as otherwise provided in this Section 8.6 or in the Commercial Arbitration Rules of the American Arbitration Association, as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to the Uniform Arbitration Act of the State of Florida.

		(b) In the event that any party hereto asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within ten (10) business days after such delivery of such notice, the party delivering such notice of Dispute (the "Disputing Person") may, within forty-five (45) business days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a "Notice of Arbitration"). Such Notice of

Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Commercial Arbitration Rules of the American Arbitration Association, as in effect from time to time, to be included therein, if any.

		(c) Buyer and Sellers shall each select one independent arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as "Buyer's Arbitrator" and "Sellers' Arbitrator," respectively). In the event that either party fails to select an independent arbitrator as set forth herein within twenty (20) days from delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. Sellers' Arbitrator and Buyer's Arbitrator shall select a third independent arbitrator expert in the subject matter of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this Section
8.6. If Sellers' Arbitrator and Buyer's Arbitrator are unable to agree on a third arbitrator within twenty (20) days after their selection, Sellers' Arbitrator and Buyer's Arbitrator shall each prepare a list of three independent arbitrators. Sellers' Arbitrator and Buyer's Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within seven days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Sellers' Arbitrator and Buyer's Arbitrator.

		(d) The arbitrator(s) selected pursuant to subsection (c) above will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer submits a claim for $1,000, and if Sellers contest only $500 of the amount claimed by Buyer, and if the arbitrator(s) ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e. 300 ? 500) to Sellers and 40% (i.e. 200 ?
500) to Buyer.

		(e) The arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as modified by the agreement of all parties. The arbitrator(s) shall so conduct the arbitration that a final result, determination, finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than the later of ninety (90) business days after the delivery of the Notice of Arbitration and ten (10) days following completion of the arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and except to correct manifest clerical errors.

		(f) Buyer and Sellers may enforce any Final
Determination in any state or federal court having jurisdiction over the Dispute. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in any inconvenient forum.

		(g) If any party shall fail to pay the amount of any damages, if any, assessed against it within ten (10) days of the delivery to such party of such Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of(i) the prime rate, as declared by Citibank, N.A. from time to time (which rate shall be adjusted on the effective date of each change in such rate) (the "Prime Rate") plus 300 basis points and (ii) the maximum rate permitted by applicable usury laws. Interest on any such unpaid amount shall be compounded semiannually, computed on the basis of a 365-day year and shall be payable on demand. In addition, such party shall promptly reimburse the other party for all reasonable costs or expenses of any nature or kind whatsoever (including but not limited to reasonable attorneys' fees) incurred in seeking to collect such damages or to enforce any Final Determination.

					ARTICLE IX

				ADDITIONAL AGREEMENTS

	9.1 Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

		(a) Allocation of Purchase Price. The Parties agree that the Purchase Price and the liabilities of the Sellers (plus other relevant items) will be allocated to the assets of the Sellers for all purposes (including Tax and financial accounting purposes) in a manner consistent with the fair market values of such assets as determined by mutual agreement of the parties hereto and set forth in Schedule 9.1(a) attached hereto. Buyer and Sellers will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such values.

		(b) Cooperation on Tax Matters.

			(i) Buyer and Sellers shall cooperate
fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns of, or which include, the Sellers and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Sellers agree (A) to retain all books and records with respect to Tax matters and pertinent to the Sellers relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and
(B) to give the other party reasonable written notice prior to transferring , destroying or discarding any such books and records and, if the other party so requests, the Sellers shall allow the other party to take possession of such books and records.

				(ii) Buyer and Sellers further agree, upon
request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other
Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

		(c) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Sellers will, and will cause their affiliates to, join in the execution of any such Tax Returns and other documentation.

	9.2 Employee and Employee Benefit Matters. Effective as of the Closing Date, the employees of the Sellers (the "Continued Employees") shall cease to be covered under the employee benefit plans of Sellers and shall participate under the employee benefit plans, programs and policies established by the Buyer. To the extent permitted under the Buyer's' employee benefit plans, the Continued Employees shall be covered under the employee benefit plans without any exclusion for pre-existing conditions and shall recognize the employees' service with Sellers for purposes of vesting and eligibility under such plans.

	9.3 Press Releases and Announcements. Prior to the Closing Date, no press releases related to this Agreement and the transactions contemplated hereby, or other announcements to the employees, customers or suppliers of the Sellers will be issued without the mutual approval of all parties hereto, except for any public disclosure which any party in good faith believes is required by law or regulation (in which case the disclosure shall be prepared jointly by the Sellers and Buyer). After the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Sellers will be issued without Buyer's consent (which shall not be unreasonably withheld).

	9.4 Further Transfers. Sellers will execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Acquired Assets and any other transactions contemplated hereby.

	9.5 Investigation and Confidentiality.

		(a) Prior to the Closing Date, Buyer may make or cause to be made such investigation of the business and properties of the Sellers as it deems necessary or advisable to familiarize itself therewith; provided that such investigation shall be (i) reasonably related to the transactions contemplated thereby and (ii) conducted in a manner as not to interfere unreasonably with the normal business operations of the Sellers. Prior to the Closing Date, Sellers will cause their officers, directors and employees to permit Buyer, its employees and authorized representatives and representatives of the financial institutions which are considering participation in the financing of this transaction to (i) have full access to the premises, books and records of the Sellers at reasonable hours,
(ii) visit and inspect any of the properties of the Sellers, and

(iii) discuss the affairs, finances and accounts of the Sellers with the directors, officers, key employees of the Sellers.

		(b) If the transactions contemplated by this Agreement are not consummated, Buyer will not disclose or use at any time any information and materials reasonably designated by Sellers as confidential (except that confidential information shall not include (i) information which is publicly available through no fault of Buyer, or (ii) information already known to Buyer or obtained by Buyer from a third party not bound by any duty of confidentiality to Sellers), and Buyer and its representatives will return to Sellers originals of and destroy copies of all memoranda, notes, plans, records, documentation and other materials obtained from Sellers in connection with the transactions contemplated by this Agreement which Buyer may then possess or have under its control. Whether or not the transactions contemplated hereby are consummated, Sellers will maintain the confidentiality of all information and materials regarding Buyer and its affiliates reasonably designated by Buyer as confidential. If the transactions contemplated by this Agreement are consummated, Sellers will maintain the confidentiality of, and will not use for any purpose, all proprietary and other non-public information regarding the Sellers (including, without limitation, any of same included in the Intellectual Property), except as necessary to file tax returns and other reports to governmental agencies, and to turn over to Buyer at the Closing copies of all such materials it has in its possession. In the event that Sellers are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any such information, Sellers will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this
Section 9.5. If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers are, on the advice of counsel, compelled to disclose any information to any tribunal or else stand liable for contempt, Sellers may disclose the information to the tribunal; provided, however, that Sellers shall use their commercially reasonable efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as Buyer shall designate. This Section 9.5 shall survive any expiration or termination of this Agreement.

		(c) The parties hereto acknowledge and agree that in the event of a breach by any party of any of the provisions of this Section 9.5, monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach, any non-breaching party and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

	9.6 Expenses. Sellers will pay the cost of the title commitments required to be delivered to Buyer pursuant to
Section 2.1(i), and Buyer shall pay the premiums for any title insurance policies that Buyer elects to obtain. Sellers and Buyer will each pay one-half of the costs of any surveys obtained by Sellers in order to obtain the title commitments required to be delivered to Buyer pursuant to Section 2.1(i). Except as set forth in the preceding sentences of this
Section 9.6 and as otherwise provided in this Agreement, Buyer and Sellers will pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.

	9.7 Exclusivity.  Except as provided in this Section
9.7 and subject to the fiduciary duties of the boards of directors of Sellers, until this Agreement is terminated by its terms, Sellers will not (and Sellers will not cause or permit any affiliate, director, officer, employee or agent of the Sellers or their affiliates to), (a) solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including any of them) relating to any (i) liquidation, dissolution or recapitalization of, (ii) merger or consolidation, (iii) acquisition or purchase of assets of or any equity interest in or (iv) similar transaction or business combination involving, the Sellers or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other Person to do or seek any of the foregoing. Until this Agreement is terminated by its terms, Sellers shall notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

	9.8 Books and Records. Unless otherwise consented to in writing by Sellers or Buyer (as the case may be), Buyer and Sellers will not, for a period of seven (7) years following the date hereof, destroy, alter or otherwise dispose of any of the books and records of the Sellers acquired by Buyer hereunder or retained by Sellers without first offering to surrender to Sellers or Buyer such books and records or any portion thereof of which Sellers or Buyer may intend to destroy, alter or dispose of. Buyer and Sellers will allow the other party's representatives, attorneys and accountants access to such books and records, upon reasonable request and during such party's normal business hours, for the purpose of examining and copying the same in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby.

	9.9 Accounts Receivable. In the event that any of the accounts receivable on the Closing Balance Sheet remain uncollected for more than 120 days following the Closing Date, Buyer at its option may re-assign those accounts receivable to Sellers, and Sellers shall pay to Buyer the face amount of such accounts receivable less the amount of any reserves as set forth on the Closing Balance Sheet.

					  ARTICLE X

					MISCELLANEOUS

	10.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by Buyer and Sellers. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

	10.2 Notices. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, delivered by express courier service or telecopied. Notices, demands and communications to the Sellers and Buyer will, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

Notices to Sellers:

SRM Aggregates, Inc.
U.S. Aggregates, Inc.
147 West Election Road, Suite 110
Draper, Utah  84020
Attention:  Chief Executive Officer

with a copy to:

Kirkland & Ellis
200 East Randolph Drive
Chicago, Illinois 60601
Attention:  John A. Schoenfeld
Telecopy:  (312) 861-2200

and

Baker, Donelson, Bearman & Caldwell
1800 Republic Centre
Chattanooga, Tennessee  37450
Attention:  Louann Prater Smith
Telecopy:  (423) 752-9570

Notices to Buyer:

Florida Rock Industries, Inc.
155 East 21st Street
Jacksonville, Florida 32206-2104
Attention:  John D. Baker II
Telecopy:  (904) 355-0817

with a copy to:

McGuireWoods LLP
50 North Laura Street
Suite 3300
Jacksonville, FL 32202

Attention:  Lewis S. Lee
Telecopy:  (904) 798-3207

	10.3 Binding Agreement; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Sellers without the prior written consent of Buyer or by Buyer without the prior written consent of Sellers, except that Buyer may assign all or a portion of its rights (but not its obligations) hereunder to one or more wholly-owned subsidiaries of Buyer.

	10.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

	10.5 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person.

	10.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

	10.7 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

	10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.

	10.9 Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

	10.10 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.



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

	10.11 Knowledge. As applied to the Sellers in this Agreement, the terms "knowledge" or "aware" shall mean and include the actual knowledge or awareness of Morris Bishop, Sam
Reed, Rowan Smith and Ted Reynolds.

	10.12	Time for Acceptance.     If this Agreement
is not executed by and delivered to all parties by facsimile transmission on or before 5:00 p.m. Eastern Time on July 11, 2001, this offer will be null and void. The date of this Agreement will be the date when the last one of Buyer and Sellers have executed this Agreement.

				*      *      *      *



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

	IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

							SELLERS:

							SRM AGGREGATES, INC.


							By:/S/ Clifford S. Reed, Jr.
							-------------------------------
							Its:	President

							BRADLEY STONE & SAND, INC.


							By:/s/ Clifford S. Reed, Jr.
							-------------------------------
							Its:	President

							BHY READY MIX, INC.


							By:/s/ Clifford S. Reed, Jr.
							-------------------------------
							Its:	President

							DEKALB STONE, INC.


							By:/s/ Clifford S. Reed, Jr.
							-------------------------------
							Its:	President

							MULBERRY ROCK CORPORATION


							By:/s/ Clifford S. Reed, Jr.
							-------------------------------
							Its:	President

							BAMA CRUSHED CORPORATION


							By:/s/ Clifford S. Reed, Jr.
							-------------------------------
							Its:	President

							GROVE MATERIALS CORPORATION


							By:/S/ Clifford S. Reed, Jr.
							-------------------------------
							Its:	President

							PARENT:

							U.S. AGGREGATES, INC.


							By:/s/ Stanford Springel
							-------------------------------

							Its:	CEO

							BUYER:

							FLORIDA ROCK INDUSTRIES, INC.


							By:/s/ John D. Baker, II
							-------------------------------

							Its:	President and CEO

					LIST OF SCHEDULES

Schedule 1.3(f)			Assumed Indebtedness Schedule
Schedule 2.1(i)(v)		Title Commitments Schedule
Schedule 2.1(k)			Ore Reserves Schedule
Schedule 5.1			Qualifications Schedule
Schedule 5.5			Subsidiary Schedule
Schedule 5.6			Restrictions Schedule
Schedule 5.8			Developments Schedule
Schedule 5.9(a)			Real Property Schedule
Schedule 5.9(b)			Leases Schedule
Schedule 5.9A			Equipment Lease Schedule
Schedule 5.10			Personal Property Liens Schedule
Schedule 5.11			Tax Returns Schedule
Schedule 5.12			Contracts Schedule
Schedule 5.13			Intellectual Property Schedule
Schedule 5.14			Litigation Schedule
Schedule 5.16(a)			Licenses Schedule
Schedule 5.16(b)			Governmental Consent Schedule
Schedule 5.17(a)			Employee Schedule
Schedule 5.18			Affiliate Transactions Schedule
Schedule 5.20			Environmental Matters Schedule
Schedule 9.1(a)			Allocation of Purchase Price



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